Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 26, 2021, relating to the financial statements and financial highlights, which appears in The Gabelli Global Utility & Income Trust’s Annual Report on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings “Other Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

August 11, 2021

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017 T: (646) 471 3000, www.pwc.com/us